Separation Agreement

This Separation Agreement (this “Agreement”) is entered into on January 8, 2018 by Michael J. Nestor (the “Executive”), on the one hand, and Impax Laboratories, Inc. and its subsidiaries and affiliates (collectively, the “Company”), on the other hand (the Executive and the Company are referred to collectively as the “Parties”). Defined terms used but not defined herein shall have the same meaning as set forth in the Employment Agreement between the Executive and the Company, dated January 1, 2010, and amended as of April 1, 2014 (the “Employment Agreement”).
1.Confirmation of Employment Separation. The Executive’s employment with the Company shall terminate on the earlier to occur of (i) the Impax Merger Effective Time (as defined herein) or (ii) such earlier date as determined by the Company in its sole discretion and communicated to the Executive by written notice (the “Separation Date”). This Agreement sets forth the payments, benefits, and other terms and conditions that the Company will provide to the Executive under, and serves as notice of, an election by the Company of a termination pursuant to Section 5.1.6 of the Employment Agreement. If the Executive executes and delivers this Agreement, and executes, delivers, and does not revoke the Release as set forth in Section 10 below, the Executive will be entitled to the payments and benefits pursuant to the terms hereof. Except as set forth in this Agreement, the Executive acknowledges and agrees that the Separation Date will be the date of the end of his employment for all purposes, including for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company. The Executive acknowledges and agrees that the Company shall not have any obligation to rehire the Executive, nor shall the Company have any obligation to consider him for employment after the Separation Date. The Executive acknowledges and agrees that he will not knowingly seek employment with the Company at any time in the future, and that the Company’s refusal to employ the Executive in any future capacity will not subject the Company to liability on any grounds.

1.    Separation. The Executive has been notified of his termination under Section 5.1.6 of the Employment Agreement and, as a result, effective as of the Separation Date shall resign as an officer of the Company and all of its subsidiaries and affiliates and from any positions (including directorships) held with any other entities at the direction or request of the Company. The Executive agrees to promptly execute and deliver such other documents as the Company shall reasonably request to evidence such resignations. In addition, the Executive acknowledges and agrees that the Separation Date shall be the date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company.

2.    Separation Benefits. The Executive will be entitled to the Amounts and Benefits (as defined in Section 5.4.1 of the Employment Agreement) upon the Separation Date regardless of whether or not this Agreement or the Release is executed, delivered, revoked or otherwise. In addition, subject to the Executive not revoking the Release prior to the Release Effective Date (as defined in Section 10 hereof), the Executive will be entitled, subject to the terms and conditions set forth below, to the payments and benefits set forth in this Section 3 (collectively, the “Separation Benefits”), which together satisfy in full the Company’s obligations with respect to payments and benefits under the Employment Agreement or otherwise:

a.    Separation Pay: The Company shall pay the Executive $853,802 (representing one and a half (1.5) times the Executive’s Base Salary), paid in installments on the Company’s normal payroll dates for a period of 12 consecutive months, with a schedule that complies with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the applicable regulations thereunder, “Section 409A”), and with each payment deemed to be a separate payment for purposes of Section 409A.

b.    Separation Bonus: The Company shall pay the Executive one and a half (1.5) times the average of the Target Bonus (as defined in Section 2.2 of the Employment Agreement) the Executive received from the Company for all fiscal years completed during the term of the Employment Agreement, paid in installments on the Company’s normal payroll dates for a period of 12 consecutive months, with a schedule that complies with, or is exempt from, Section 409A, and with each payment deemed to be a separate payment for purposes of Section 409A.
c.    Pro Rata Bonus: No later than March 15of the year following the Separation Date (but no earlier than the Release Effective Date), the Company shall pay the Executive a pro rata portion of the Executive’s Target Bonus for the fiscal year during which the Separation Date occurs based solely on the Company’s actual results against the Company’s goals for such year (determined by multiplying the amount of such Target Bonus which would be due for the full fiscal year, as determined in good faith by the Board, by a fraction, the numerator of which is the number of days up to the Separation Date during the fiscal year during which the Separation Date occurs that the Executive was employed by the Company and the denominator of which is 365).

a.	Benefits

i.    Medical Benefits: The Company will timely provide the Executive with information regarding eligibility to continue medical, dental, and vision benefits under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), in accordance with its terms. If the Executive timely and effectively elects under COBRA to continue medical benefit coverage after the Separation Date under the Company Independence Blue Cross medical plan (or any successor plan) for himself or any of his dependents currently enrolled on his plan (the “Dependents”), then the Company will pay the insurer such COBRA medical benefit premiums for as long as the Executive and/or his Dependents remain eligible for and enrolled under COBRA during the period commencing on the Separation Date and ending on the second anniversary of the Separation Date (the “Benefits Continuation Period”). In the event the Executive or his Dependents, after timely and effectively electing to continue such medical benefit coverage under COBRA, and after using all available COBRA, become ineligible to continue such medical benefit coverage under COBRA through no fault of their own, the Executive and/or his Dependents (but only if they would be eligible to obtain coverage under the Company Independence Blue Cross medical plan had the Executive been employed by the Company at such time), as applicable, may be eligible to convert to an individual Independence Blue Cross Individual Personal Choice medical plan (or any successor plan as set forth in the then applicable group medical plan documents) with comparable medical benefit coverage to that coverage applicable as of immediately prior to such ineligibility. In such event, the Company agrees to pay the insurer the premium for such individual plan for the period commencing from such COBRA ineligibility date and ending on the last day of the Benefits Continuation Period.

ii.    Dental Benefits: The Executive will remain eligible to continue dental benefit coverage under the Company Delta Dental dental plan (or any successor plan) for himself and his Dependents during the Benefits Continuation Period. The Company will pay the insurer for any related dental benefit premiums under such group dental plan for as long as the Executive and/or his Dependents remain enrolled in such group dental benefit plan during the Benefits Continuation Period.

iii.    Vision Benefits: The Executive will remain eligible to continue vision benefit coverage under the Company VSP vision plan (or any successor plan) for himself and his Dependents during the Benefits Continuation Period. The Company will pay the insurer for any related vision benefit premiums under such vision plan for as long as the Executive and/or his Dependents remain enrolled in such group vision benefit plan during the Benefits Continuation Period.

iv.    Payment for Benefit Continuation. If it is not possible or convenient for the Company to pay the insurer directly for any medical, dental, or vision insurance benefit coverage set forth herein, the Company will give the Executive sufficient written notice in accordance with the provisions herein to permit the Executive to timely make such payments and the Company will pay the Executive within 30 days of receipt from the Executive of reasonable proof that payment has been timely made by him an amount equal to the amount necessary to reimburse and make the Executive whole for such payments on an after-tax basis (taking into account any tax consequences associated with the receipt of such payments and additional amounts). The Executive agrees to notify the Company promptly in writing after the Executive or his Dependents enroll in medical, dental or vision insurance benefits under another employer’s plan, in which case any obligation by the Company under this Section 3 or otherwise to extend such benefit(s) shall cease immediately.

b.    Stock Option and Restricted Stock Awards: Subject to the timely execution and non-revocation of the Release in accordance with Section 10 below, there shall be a 12 month acceleration of vesting for those stock options and shares of restricted stock held by the Executive and outstanding as of the Separation Date (and, accordingly, such restricted stock and stock options shall immediately become vested and/or exercisable, and all forfeiture restrictions shall lapse, as of the Release Effective Date), and the Executive shall be entitled to exercise his vested stock options during the 12 month period immediately following the Release Effective Date (or, if earlier, the expiration of such stock options pursuant to their terms). The remaining unvested stock options (the “Retained Options”) and shares of restricted stock (the “Retained Restricted Shares”) held by the Executive as of the Separation Date will be treated in accordance with Section 4(b) below. Except as set forth in this Section 3, each of these stock options and shares of restricted stock shall otherwise remain subject in all respects to the restrictions of the applicable stock option grant or stock bonus award agreements between the Executive and the Company and the Amended and Restated 2002 Equity Incentive Plan.

c.    Subject to Section 3(d) above, any changes to the terms and conditions of the Company’s benefit plans that apply generally to employees and that are permissible without consent of such employees generally shall also apply to the Executive and his entitlement under this Agreement (e.g., changes to the premiums, changes to coverage, changes in insurers, changes to the equity incentive plans, etc.).

d.    Notwithstanding any other provision of this Agreement or the Employment Agreement, the Executive acknowledges and agrees that the Separation Benefits set forth in this Section 3 together with the Amounts and Benefits, are the sole wages, payments, stock, stock options, insurance, and benefits to which the Executive is entitled, under the Employment Agreement or otherwise, and that no other wages, payments, stock, stock options, insurance, benefits or other monies of any nature are due from the Company (other than any Change in Control Benefits that may become payable in accordance with Section 4). The Executive acknowledges and agrees that the Separation Benefits exceed any wages, payment, stock, stock options, insurance, benefit, or other thing of value to which the Executive might otherwise be entitled under any policy, plan or procedure of the Company and/or any other agreement between the Executive and the Company.

e.    All payments made to the Executive pursuant to this Section 3 shall be subject to all applicable or required deductions, taxes, and withholdings as determined by the Company.

3.    Change of Control Benefits. Reference is made to that certain Business Combination Agreement, dated October 17, 2017, as amended on November 21, 2017 and December 16, 2017 and as may be further amended from time to time (the “Business Combination Agreement”), by and among the Company, Atlas Holdings, Inc., a Delaware corporation, K2 Merger Sub Corporation, a Delaware corporation and Amneal Pharmaceuticals LLC, a Delaware limited liability company. Subject to the Executive’s timely execution and non-revocation of the Release prior to the Release Effective Date, the Executive will be entitled, subject to the terms and conditions set forth below, to the payments and benefits set forth in this Section 4 (collectively, the “Change in Control Benefits”). The Change in Control Benefits represent additional entitlements in excess of that which is required under the Employment Agreement and any other agreement between the Company and the Executive, which the Executive will receive in the event that the Impax Merger Effective Time (as such term is defined in the Business Combination Agreement) (the “Impax Merger Effective Time”) occurs within 12 months of the Separation Date. For the avoidance of doubt, (i) the Executive will receive the Change in Control Benefits if the Separation Date occurs as a result of the occurrence of the Impax Merger Effective Time and (ii) the occurrence of any event other than the Impax Merger Effective Time within the 12 months following the Separation Date will not entitle the Executive to the Change in Control Benefits, regardless of whether or not such event would constitute a Change in Control (as such term is defined in the Employment Agreement).

a.    Change in Control Payment: In the event that the Impax Merger Effective Time occurs prior to the 12-month anniversary of the Separation Date or the Separation Date occurs as a result of the occurrence of the Impax Merger Effective Time, the Company shall pay the Executive 0.5 times the sum of (i) the total amount to be paid to the Executive pursuant to Section 3(a) and (ii) the total amount to be paid to the Executive pursuant to Section 3(b) (such amount, the “CIC Payment”). Payment of the CIC Payment shall be subject to the Executive’s execution and non-revocation of a supplemental general release in a form reasonably acceptable to the Company (which release must be executed within 21 calendar days of his receipt thereof) and shall be paid to the Executive in installments on the Company’s normal payroll dates for a period of 12 consecutive months, with a schedule that complies with, or is exempt from, Section 409A, and with each payment deemed to be a separate payment for purposes of Section 409A.

b.    Retained Options and Restricted Shares: In the event that the Impax Merger Effective Time occurs prior to the 12-month anniversary of the Separation Date or the Separation Date occurs as a result of the occurrence of the Impax Merger Effective Time, (a) each Retained Option shall fully vest in accordance with Section 2.04(a) of the Business Combination Agreement and remain exercisable until the earlier to occur of (i) the 12-month anniversary of the Impax Merger Effective Time and (ii) the expiration date of such Retained Option and (b) each Retained Restricted Share shall fully vest in accordance with Section 2.04(b) of the Business Combination Agreement. Notwithstanding any provision of the Employment Agreement, any award agreement between the Executive or the Company, or any other agreement, plan, or arrangement, the Retained Options and the Retained Restricted Shares will not vest upon the occurrence of any event other than the occurrence of the Impax Merger Effective Time prior to the 12-month anniversary of the Separation Date or the occurrence of the Separation Date as a result of the Impax Merger Effective Time. Upon the 12-month anniversary of the Separation Date, if the Impax Merger Effective Time has not occurred, the Retained Options and the Retained Restricted Shares shall, automatically and without any action or consent required by the Executive or the Company, terminate and be forfeited. Except as set forth in this Section 4 or as provided under the applicable provision of the Business Combination Agreement, each of the Retained Options and Retained Restricted Shares shall otherwise remain subject in all respects to the restrictions of the applicable stock option grant or stock bonus award agreements between the Executive and the Company and the Amended and Restated 2002 Equity Incentive Plan.

c.    All payments made to the Executive pursuant to this Section 4 shall be subject to all applicable or required deductions, taxes, and withholdings as determined by the Company.

4.    Tax Liability. Although the Company shall make applicable tax withholdings from the Separation Benefits, the Change in Control Benefits and the Amounts and Benefits, the Executive acknowledges and agrees that, except as otherwise provided herein, any and all tax liability, penalties and interest (including under Section 409A) which may become due from the Executive or assessed against the Executive because of the Separation Benefits, Change in Control Benefits or Amounts and Benefits, and/or any other payments or benefits referenced in this Agreement are the Executive’s sole responsibility.

5.    Continuing Covenants. Notwithstanding any other provisions of this Agreement, the Executive acknowledges and agrees that he remains subject to the provisions of Section 7 of the Employment

Agreement and the Employee Invention and Proprietary Information Agreement (“Invention Agreement”), both of which shall remain in full force and effect for the periods set forth therein and are deemed part of this Agreement; provided, that, the Company and the Executive hereby agree that, following the Separation Date, the Executive shall not be subject to the restrictions set forth in Section 7.3 of the Employment Agreement. Upon the Separation Date, the Executive will make a diligent search for any Company property in his possession or control and will return all such property to the Company. The Executive acknowledges and agrees that any action for injunctive relief brought for claims arising out of Section 7 of the Employment Agreement or the Invention Agreement, as well as any related claims for trade secret misappropriation, breach of fiduciary duty, unfair competition, or other related business tort claims, shall be brought exclusively in Delaware state court or Delaware federal court. The Executive shall submit to and accept the exclusive jurisdiction of such suit, legal action, or proceeding in Delaware state court or Delaware federal court. The Executive acknowledges and agrees to accept personal jurisdiction in Delaware and also acknowledges and agrees not to challenge the mandatory Delaware forum on any grounds whatsoever, including lack of jurisdiction or forum non-conveniens.

The Executive hereby agrees not to, directly or indirectly, defame, demean, criticize, disparage, communicate any negative information about, make statements reasonably likely to be injurious to any of the Company and its subsidiaries and affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their successors and assigns and any of their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents, counsel and assigns, or denigrate the name or reputation of any such individual. Notwithstanding the foregoing, nothing in this Section shall prevent the Executive from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about them; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement and the enforcement thereof; or (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person or entity.

The Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

The Executive agrees, upon the receipt of reasonable notice from the Company, to cooperate, respond, provide information and afford reasonable assistance to the Company with regard to any claims, actions, investigations, interviews, audits or matters that may arise on or after the Separation Date, to the extent that such claims, actions, investigations, interviews, audits or matters relate to events occurring during the Executive’s period of employment with the Company, as well as events that predated or post-date Executive’s employment that were existing during Executive’s employment with the Company. Any request for such cooperation shall take into account the Executive’s personal and business commitments. The Executive shall promptly inform the Company (to the extent the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company Group (or any member thereof) or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation. If the Executive is required to provide any services pursuant to this Section, upon presentation of appropriate documentation, the Company shall promptly reimburse the Executive for reasonable out-of-pocket travel, lodging, communication and duplication expenses incurred in connection with the performance of such services and in accordance with the

Company’s expense policy for its senior officers, and for reasonable legal fees to the extent the Board of Directors of the Company in good faith believes that separate legal representation is reasonably required.

6.    No Admission. This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Company. This Agreement is not intended, and shall not be construed, as an admission that the Company has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the Executive.

7.    Heirs and Assigns. The terms of this Agreement and the provision and payment of all Separation Benefits and Change in Control Benefits hereunder shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, successors and permitted assigns.

8.    Miscellaneous. This Agreement will be construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law. If any provision of this Agreement is held by a court of competent jurisdiction or administrative agency to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible. The Parties acknowledge and agree that, except as otherwise set forth herein, this Agreement constitutes the entire agreement and complete understanding of the Parties with regard to the matters set forth herein and, except as otherwise set forth in this Agreement, supersedes any and all agreements (including without limitation the Employment Agreement), understandings, and discussions, whether written or oral, between the Parties. No other promises or agreements are binding unless in writing and signed by each of the Parties after the date of this Agreement. Should any provision of this Agreement require interpretation or construction, it is agreed by the Parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the Party who prepared the document. The Parties agree to bear their own attorneys’ fees and costs with respect to this Agreement.

9.    Effective Time of Release. No later than five (5) business days following the Separation Date, the Company will provide the Executive with a release substantially in the form attached as Exhibit A hereto (the “Release”). The Executive may accept the Release by signing it and delivering it to the Company as provided in Section 12 of this Agreement within 21 days of his receipt thereof. After executing the Release, the Executive will have seven calendar days (the “Revocation Period”) to revoke the Release by indicating his desire to do so in writing delivered to the Company as provided in Section 12 of this Agreement by no later than the last day of the Revocation Period. The effective date of the Release shall be the eighth day after the Executive executes and delivers the Release (the “Release Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. The payment of the Separation Benefits set forth in Section 3 above and the Change in Control Benefits set forth in Section 4 above, and any other payments or benefits referenced in this Agreement (other than the Amounts and Benefits), shall be subject to (i) the Executive’s execution of the Release within the 21-day period following his receipt thereof and non-revocation of such release prior to the Release Effective Date. All payments delayed pursuant to this Section 10 (except to the extent delayed pursuant to Section 14) shall be paid to the Executive in a lump sum on the first Company payroll date on or following the 60th day after the Separation Date. If the Executive does not execute the Release or exercises his right to revoke thereunder prior to the Release Effective Date, he shall forfeit his right to receive any Separation Benefits set forth in Section 3 above (other than the Amounts and Benefits) and any Change in Control Benefits set forth in Section 4 above.

10.    Confidentiality. The provisions of this Agreement and the Release shall be treated as Confidential Information as that term is defined in Section 7.1 of the Executive’s Employment Agreement.

11.    Notices. All notices or communications hereunder shall be in writing, and shall be addressed and delivered as follows (or to such other address as either Party may have furnished to the other in writing by like notice): (a) To the Company: Impax Laboratories, Inc., 31047 Genstar Road, Hayward, CA 94544, Attn: Senior Vice President and General Counsel; e-mail Mark.Schlossberg@impaxlabs.com; (b) To the Executive: Michael J. Nestor, at the last home address and personal e-mail address on file with the Company. All such notices and/or communications shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, (iv) if sent via e-mail, on the date and time of receipt, or (v) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice or correspondence is mailed. All payments shall be made so that the recipient shall have immediately available US denominated funds on the due date for such payment, and shall be sent to the same addresses listed above or as directed in writing by the Executive.

12.    Breach of Separation Agreement. If the Executive violates any of his obligations under this Agreement, then the Company may at its option terminate the Executive’s rights to any and all Severance Benefits under Section 3, the Change in Control Benefits under Section 4 or any other payments or benefits referenced in this Agreement (with the sole exception of the Amounts and Benefits); provided, however, the Company may, in addition to any other rights it may have and in accordance with applicable law, demand a monetary payment equal to all Severance Benefits, Change in Control Benefits and other payments and benefits received by the Executive or any other payments or benefits referenced in this Agreement (with the sole exception of the Amounts and Benefits) and the Executive agrees to make such payment promptly upon such demand. In the event that the Company alleges that the Executive breached the Agreement, the prevailing party will be entitled to reasonable attorney fees.

13.    Dispute Resolution. Except as otherwise set forth herein, the Parties hereby agree that any and all claims, disputes, demands, or controversies of any nature whatsoever arising out of, or relating to, this Agreement or the Release, or its interpretation, enforcement, breach, performance or execution, the Executive’s employment with the Company, or the termination of such employment, including but not limited to any statutory claims, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Delaware (applying Delaware law) in accordance with the Employment Arbitration Rules and Procedures of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the Parties. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Parties acknowledge and agree that in connection with any such arbitration and regardless of outcome: (a) each party shall bear its own costs and expenses, including without limitation its own legal fees and expenses, and (b) joint expenses shall be born equally among the parties. EACH PARTY WAIVES ITS RIGHT TO TRIAL BY JURY. Nothing in this Agreement or the Release is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration, including but not limited to injunctive relief sought pursuant to Section 6 of this Agreement.

14.    Section 409A. It is the intention of the Parties that the payments and benefits to which the Executive could become entitled pursuant to this Agreement, as well as the termination of the Executive’s employment, comply with or are exempt from Section 409A. Any payments that qualify for the “short-term deferral” exception, the “separation pay” exception or another exception under Section 409A shall be paid pursuant to the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. In this regard, notwithstanding anything in this Agreement to the contrary, (i) all cash amounts (and cash equivalents) that become payable under Section 3 on account of the Executive’s termination of employment which is an “involuntary separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(n)) shall be paid as provided under

Section 3 and, any such amounts qualifying for the “short-term deferral” exception under Section 409A shall be paid no later than March 15 of the year following the year in which the Separation Date occurs (unless otherwise exempt from Section 409A) and (ii) all cash amounts that become payable under Section 4 on account of the occurrence of the Impax Merger Effective Time shall be paid no later than March 14 of the year following the year in which the Impax Merger Effective Time occurs (unless otherwise exempt from Section 409A). In the event the Parties determine that the terms of this Agreement do not comply with Section 409A, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that they comply with, or are exempt from, Section 409A (in a manner that attempts to minimize the economic impact of such amendment on the Executive and the Company) within the time period permitted by the applicable Treasury Regulations and in accordance with IRS Notice 2010-6 and other applicable guidance. All expenses or other reimbursements owed to the Executive under this Agreement shall be for expenses incurred during the Executive’s lifetime or within ten years after his death, shall be payable in accordance with the Company’s policies in effect from time to time, but in any event, to the extent required in order to comply with Section 409A, and shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive. In addition, to the extent required in order to comply with Section 409A, no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and the Executive’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit. Notwithstanding any other provision of this Agreement, if (i) the Executive is to receive payments or benefits by reason of his separation from service (as such term is defined in Section 409A) other than as a result of his death, (ii) the Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of the Executive’s separation from service) for the period in which the payment or benefit would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of the Executive’s employment, then such payment or benefit will instead be paid, with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the Separation Date, as provided below. Such payments or benefits that would have otherwise been required to be made during such six-month period will be paid to the Executive (or his estate, as the case may be) in one lump sum payment or otherwise provided to the Executive (or his estate, as the case may be) on the earlier of (A) the first business day that is six months and one day after the Executive’s separation from service or (B) the fifth business day following the Executive’s death. Thereafter, the payments and benefits will continue, if applicable, for the relevant period set forth in this Agreement, as the case may be.

15.    In the event that any payments or benefits otherwise payable to Executive pursuant to this Agreement (1) would constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 16, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any determination required under this Section 19 will be made in writing by a nationally-recognized accounting firm selected by the Company in its sole discretion. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

16.    Separate Counterparts. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. All executed signature pages transmitted by facsimile or e-mail shall be deemed an original, and shall be binding.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, in each case, as of the date indicated below.

Dated: January 8, 2018	/s/ Michael J. Nestor
Michael J. Nestor

Dated: January 8, 2018	/s/ Paul M. Bisaro
Paul M. Bisaro President and Chief Executive Officer
Impax Laboratories, Inc.

[Signature Page to Nestor Separation Agreement]

Exhibit A: Form of Release

This Release (the “Release”) is entered into on [●], 20[●] by and between Michael J. Nestor (the “Executive”), on the one hand, and Impax Laboratories, Inc. and its subsidiaries and affiliates (collectively, the “Company”), on the other hand (the Executive and the Company are referred to collectively as the “Parties”). Reference is made to that Separation Agreement (the “Separation Agreement”) entered into on January 8, 2018 by the Executive and the Company. Defined terms used but not defined herein shall have the meaning set forth in the Separation Agreement.

WHEREAS, the Executive acknowledges that he is knowingly and voluntarily executing this Release and that his execution of this Release is a condition to payment and/or other consideration from the Company to which he would not otherwise be entitled.

1.General Release and Waiver. In consideration of the Separation Benefits, the Change in Control Benefits and/or any other payments or benefits referenced in the Separation Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits the Company and its subsidiaries and affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their successors and assigns, assets, employee benefit plans or funds, and any of their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents, counsel and assigns, whether acting on behalf of the Company or its subsidiaries or affiliates or, in their individual capacities (collectively, the “Releasees” and each a “Releasee”) from any and all claims, known or unknown, which the Releasors have or may have against any Releasee arising on or prior to the date that the Executive executes this Release and any and all liability which any such Releasee may have to the Releasors, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to (a) any claim under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Uniform Trade Secrets Act, the Sarbanes-Oxley Act of 2002, the Fair Labor Standards Act, all as amended; (b) any and all claims arising from or relating to the Executive’s employment relationship with Company and his service relationship as an officer or director of the Company or any of its subsidiaries or affiliates, or as a result of the termination of such relationships; (c) all claims related to the Executive’s compensation or benefits from the Company or the Releasees, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or the Releasees; (d) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (e) all tort claims, including claims for fraud, defamation, privacy rights, emotional distress, and discharge in violation of public policy; and (f) all federal, state (including but not limited to the States of Delaware, California, Pennsylvania and New Jersey), and local statutory or constitutional claims, including claims for compensation, discrimination, harassment, whistleblower protection, retaliation, attorneys’ fees, costs, disbursements, or other claims (referred to collectively as the “Released Claims”).

Notwithstanding anything to the contrary in this Release or otherwise, this Release does not release claims that cannot be released as a matter of law, or the right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission (“EEOC”), or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the

Company. However, by executing this Release, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf. This Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages.

Notwithstanding anything to the contrary in this Release or otherwise, this Release shall not apply to (i) the Executive’s rights to defense and indemnification from the Company or rights, if any, to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company; (ii) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any other Releasee, on the other hand, are jointly liable; and (iii) any right of the Executive to pursue claims or actions in respect of the subject matter, rights or benefits contemplated by this Release. Nothing in this Release shall prohibit the Executive from reporting possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

The Executive expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and in so doing understands and acknowledges the significance of such specific waiver of Section 1542 that reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
The Executive expressly waives, relinquishes and forfeits all rights and benefits accorded by the provisions of California Civil Code Section 1542, and furthermore waives any rights that he or she might have to invoke such provisions now or in the future with respect to the Released Claims.
Thus, notwithstanding the provisions of Section 1542, and the purpose of implementing a full and complete release and discharge of the claims released by this Release, the Executive expressly acknowledges that this Release is intended to include in its effect, without limitation, all claims which the Executive does not know or suspect to exist in his favor at the time of execution hereof arising out of or relating in any way to the subject matter of the actions referred to herein above and that this Release contemplates the extinguishment of any such claims.

2.No Claims. The Executive acknowledges and agrees that there are no claims or actions currently filed or pending relating to the subject matter of the Separation Agreement, the Employment Agreement, or any Released Claims. The Executive acknowledges and agrees that the Executive will not file or permit to be filed on the Executive’s behalf any such claims or actions. The Executive hereby requests all administrative agencies having jurisdiction over employment and labor law matters and courts to honor the Executive’s release of claims under this Release. Should the Company ever reasonably request the Executive to execute any administrative dismissal forms related to the Released Claims, the Executive shall immediately execute the form and return it to the Company. Should the Executive file any claim or action relating to the subject matter of this Release, the Separation Agreement, the Employment Agreement, or any Released Claims, such filing shall be considered an intentional breach of the Separation Agreement and this Release, and the Executive will be subject, among other rights Company may have, to all damages and costs available under law and equity, including without limitation, the amount of consideration paid hereunder. The Executive further acknowledges and agrees that the Executive has not failed to report any work-related occupational injuries or diseases arising out of or in the course of employment with the Company. Notwithstanding the foregoing, this Section 2 shall not, and shall be interpreted to not, apply to any claims or actions (i) excluded from Released Claims in accordance with this Release, (ii) made to enforce the provisions of this Release or the terms of the Separation Agreement, or (iii) which may not permissibly be released pursuant to applicable law.

3.Knowing and Voluntary Waiver. The Executive acknowledges and agrees that he: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider it for at least 21 calendar days; (c) is hereby advised by the Company in writing to consult with an attorney of his choosing in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with his independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Release and has not relied on any statements or explanations made by any Releasee or their counsel; (f) understands that he has seven calendar days in which to revoke this Release after signing it and (g) is signing this Release voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

4.No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by the Company or any other Releasee. This Release is not intended, and shall not be construed, as an admission that any Releasee has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any Releasor.

5.Heirs and Assigns. The terms of this Release shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, successors and permitted assigns.

6.Dispute Resolution. Except as otherwise set forth herein, the Parties hereby agree that any and all claims, disputes, demands, or controversies of any nature whatsoever arising out of, or relating to, this Release, or its interpretation, enforcement, breach, performance or execution shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Delaware (applying Delaware law) in accordance with the Employment Arbitration Rules and Procedures of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the Parties. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Parties acknowledge and agree that in connection with any such arbitration and regardless of outcome: (a) each party shall bear its own costs and expenses, including without limitation its own legal fees and expenses, and (b) joint expenses shall be born equally among the parties. EACH PARTY WAIVES ITS RIGHT TO TRIAL BY JURY.

7.Miscellaneous. This Release will be construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, in each case, as of the date indicated below.

Dated:
Michael J. Nestor

Dated:
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